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                                                                       EXHIBIT 5
                               Nixon Peabody LLP
                               437 Madison Avenue
                         New York, New York  10022-7001
                                 (212) 940-3000
                              Fax:  (212) 940-3111

                                 May 11, 2000

PSINet Inc.
44983 Knoll Square
Ashburn, Virginia  20147

Ladies and Gentlemen:

     We have acted as counsel to PSINet Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-34802, as amended by Amendment No. 1 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 40,750,647 shares of common stock of the Company, par value $.01 per share (the "Securities"), to be issued in connection with the merger of the Company's wholly owned subsidiary, PSINet Shelf IV Inc., a Delaware corporation, into Metamor Worldwide, Inc., a Delaware corporation (the "Merger"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, PSINet Shelf IV Inc. and Metamor Worldwide, Inc., dated as of March 21, 2000, filed as Annex 1 to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement (the "Joint Proxy Statement/Prospectus ").

     This opinion is being delivered to you in connection with the Registration Statement.

     In connection with the foregoing, we have examined the Registration Statement, the Joint Proxy Statement/Prospectus and the Merger Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

     In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness
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PSINet Inc.
May 11, 2000
Page 2

of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

     Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York.

     Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Commission shall have entered an appropriate order declaring effective the above-referenced Registration Statement, as amended, (b) the shares of Common Stock have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws, and (c) the shareholders of the Company shall have approved the issuance of the securities contemplated by the Joint
Proxy Statement/Prospectus we are of the opinion that:

     1. The Securities, when issued in accordance with the Merger Agreement, will be duly authorized and validly issued and will be fully paid and non-assessable, subject to Section 630 of the Business Corporation Law of the State of New York.

     2. The discussion in the Joint Proxy Statement/Prospectus included in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" fairly summarizes the federal income tax consequences that are likely to be material to the shareholders of Metamor Worldwide, Inc. who are United States citizens or residents or domestic corporations who hold their shares as capital assets within the meaning of
Section 1221 of the Internal Revenue Code (the "Code") and who are not subject to special treatment under the tax laws.

     Our opinions expressed herein in paragraph number 2 are based upon our interpretation of the current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

     Our opinions in paragraph number 2 are limited to the federal income tax matters and the federal law of the United States of America addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of
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PSINet Inc.
May 11, 2000
Page 3

persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Securities.

     This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the two immediately preceding paragraphs, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

     We wish to advise you that certain attorneys who are partners or employees of Nixon Peabody LLP own certain shares of the Company's common stock.

                                        Very truly yours,

                                        /s/  Nixon Peabody LLP